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EXHIBIT 11.1    COMPUTATION OF NET (LOSS) INCOME PER SHARE



                                                                    Three Months Ended                  Six Months Ended
                                                                         June 30,                           June 30,
                                                              -------------------------------    --------------------------------
                                                                  2000              1999             2000              1999
                                                              -------------     -------------    -------------     --------------

Basic:
  Net (loss) income attributable to common shares....         $   (13,032)      $      4,838     $   (18,350)      $       6,266
                                                              =============     =============    =============     ==============
  Weighted average common shares outstanding.........              22,110             22,085          22,107              22,080
                                                              =============     =============    =============     ==============
  Per share amount...................................         $     (0.59)      $       0.22     $     (0.83)      $        0.28
                                                              =============     =============    =============     ==============

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Diluted:  not included since  convertible  debentures are
antidiultive.




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